Exhibit 3.3

CERTIFICATE OF INCORPORATION
OF
CP PLASTICS, INC.
(subsequently renamed Clopay Building Products Company, Inc.)
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                    1. Name. The name of the corporation is CP PLASTICS, INC.

                    2. Address; Registered Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                    3. Purposes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                    4. Shares. The total number of shares of stock which the corporation shall have authority to issue is One Hundred (100) and the par value of each of-such shares is One Cent ($.01), amounting in the aggregate to One Dollar ($1.00).

                    Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

                    5. Name and Address of Incorporator. The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Kurt Giesler	c/o Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005

                    6. Existence. The corporation is to have perpetual existence.

                    7. Adoption. Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by. statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation; provided, however, that nothing contained in the by-laws as so made, altered or repealed shall be inconsistent with this certificate of incorporation as in force from time to time.

                    8. Directors; Independent Director; Election of Directors; Meetings; Corporate Books. The number of directors of the corporation shall be three. Vacancies in the board of directors shall be filled as provided in the by-laws.

                    Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

                    9. Amendment and/or Repeal of Certificate. The corporation reserves the right to amend, alter or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                    10. Compromises and Arrangements. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this

Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                    I, THE UNDERSIGNED, being the incorporator herein-before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of June, 1986.

/s/ Kurt Giesler

Kurt Giesler